UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2017

MISONIX, INC.

(Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-10986 (Commission File Number)	11-2148932 (I.R.S. Employer Identification No.)

1938 New Highway, Farmingdale, New York 11735

(Address of principal executive offices, including zip code)

(631) 694-9555

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

     Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2017, Misonix, Inc. (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with Joseph P. Dwyer pursuant to which Mr. Dwyer will serve as the Company’s full time Chief Financial Officer. Mr. Dwyer has been serving as interim Chief Financial Officer of the Company since September 2016.

Employment Agreement

Pursuant to the Employment Agreement, Mr. Dwyer’s initial term of employment runs through August 21, 2019, provided that the term shall be automatically renewed and extended for consecutive one (1) year renewal terms, unless either party sends to the other party a notice of non-renewal at least ninety (90) days prior to the expiration of the initial term or any then-current renewal term. Mr. Dwyer will receive an annual base salary of not less than two hundred seventy-five thousand dollars ($275,000) per annum, subject to review by the Board at least annually for increase but not for decrease. Mr. Dwyer is also eligible to receive annual bonuses in the discretion of the Board of Directors. If the Company terminates Mr. Dwyer’ employment without cause (as defined in the Employment Agreement), the Company provides a notice of non-renewal, or Mr. Dwyer terminates his employment for good reason (as defined in the Employment Agreement), Mr. Dwyer shall be entitled to receive (i) a lump-sum cash payment from the Company in an amount equal to fifty percent of the annual base salary if the applicable termination of employment takes place prior to the first anniversary of the effective date of the Employment Agreement or one hundred percent of the annual base salary if the applicable termination of employment takes place on or at any time after the first anniversary of the effective date of the Employment Agreement and (ii) continuation of all employee benefits and fringe benefits to which he was entitled under the Employment Agreement immediately prior to such termination of employment for a period of six or twelve months (as the case may be based upon the same time criteria as the cash severance) following the termination of employment. The Employment Agreement also contains non-competition and non-solicitation covenants from Mr. Dwyer during the term of employment and for a period of 12 months thereafter. The Employment Agreement supersedes the existing consulting agreement pursuant to which Mr. Dwyer was acting as Interim Chief Financial Officer.

In conjunction with the execution of the Employment Agreement, on August 21, 2017 Mr. Dwyer received a grant of a ten-year stock option to purchase one hundred thousand (100,000) shares (the “Stock Option Award”) of Company common stock, under the Misonix, Inc. 2017 Equity Incentive Plan. The Stock Option Award has an exercise price of $10.20 per share, which equals the fair market value as defined in the plan and vests and becomes exercisable in four equal annual installments from the date of grant.

The description of the Employment Agreement set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the Employment Agreement which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

A press release with respect to the foregoing was issued by the Company on August 23, 2017 and is attached hereto as Exhibit 99.1.

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Item 9.01. Financial Statements and Exhibits

(d)	Exhibits – The following exhibits are filed as part of this report:

Exhibit No.	Description of Exhibit

10.1	Employment Agreement dated August 21, 2017 between the Company and Joseph P. Dwyer
99.1	Press Release dated August 23, 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISONIX, INC.

Date: August 23, 2017	By:	/s/ Stavros G. Vizirgianakis
Stavros G. Vizirgianakis
Chief Executive Officer

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